EXHIBIT 10.27

EMILY SWENSON. In regards to the Employment Letter between Emily Swenson and WRC Media Inc., as of October 15, 2003, Ms. Swenson’s title is President of Weekly Reader with a base salary of $225,000, payable in accordance with Weekly Reader’s customary practices, with an annual, non-discretionary incentive payout up to 50% of her base salary based on successful attainment of financial goals approved by the Board of Directors. Ms. Swenson is also eligible, based on her performance, for a discretionary bonus of up to 25% of her base salary. Ms. Swenson is entitled to 20 days of paid vacation per year and the other benefits to which comparably-situated executives are entitled. Ms. Swenson is entitled to severance equal to 12 months of her then current base salary, plus any non-discretionary bonuses earned pro-rated for that portion of the calendar year for which she was employed.

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